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                                                                     Exhibit 2.4


                            ASSET PURCHASE AGREEMENT

                    FOR THE ASSETS OF ONEWORLD SYSTEMS, INC.

                              BY TUT SYSTEMS, INC.

                                February 3, 2000

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                           ASSET PURCHASE AGREEMENT

          Asset Purchase Agreement (the "Agreement") dated as of February 3, 2000, by and between TUT SYSTEMS, INC., a Delaware corporation ("Buyer"), and ONEWORLD SYSTEMS, INC., a Delaware corporation (the "Company").

          This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, all of those assets (other than the Retained Assets, as hereinafter defined), subject to those liabilities of the Company which are specifically hereinafter described, for the consideration provided herein.

          In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1  Definitions.  For the purposes of this Agreement, all capitalized
          -----------
words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means when used with respect to any Person, (a) if such
           ---------
Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any Equity Security thereof, and, if such beneficial owner is a partnership, any general or limited partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (b) if such Person is a partnership, any general or limited partner thereof and (c) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, (i) "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and (ii) all employees, stockholders, consultants and agents of Buyer and any direct or indirect stockholder of Buyer shall be considered an Affiliate of Buyer.

          "Agreement" means this Asset Purchase Agreement (together with all
           ---------
Exhibits and Schedules hereto) as from time to time assigned, supplemented, modified, amended, or restated or as the terms hereof may be waived.

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          "Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in San Francisco, California are authorized or required by law to close.

          "Buyer" means TUT SYSTEMS, INC., a Delaware corporation, and its successors and assigns.

          "Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation, as amended and restated through the date hereof.

          "Claim" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

          "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

          "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

          "Company" means ONEWORLD SYSTEMS, INC., a Delaware corporation, and its successors and assigns.

          "Equity Security" shall have the meaning given to such term in Section 3(a)(ii) of the Exchange Act.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

          "ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company or any Subsidiary of the Company, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company or any Subsidiary of the Company, is treated as a "single employer" for purposes of Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, and any similar or successor federal statute, and the rules and regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

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          "Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

          "IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

          "Knowledge of the Company" or "Known to the Company" means the knowledge of each director, officer or any member of the Company's management, in each case after due inquiry.

          "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

          "Material Adverse Effect" shall be defined as an event, occurrence or act which shall result in a material adverse impact or effect on (a) the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of a party, (b) the ability of such party to perform its respective obligations under any of the Purchase Documents, (c) the validity or enforceability of any of the Purchase Documents or (d) the rights and remedies of a party under any of the Purchase Documents.

          "Person" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

          "Purchase Documents" means this Agreement, the Noncompetition Agreements and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

          "Securities Act" means the Securities Act of 1933, and any similar or successor federal statute, and the rules, regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

          "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transferred Employee" shall have the meaning defined in Section 3.13.
                                  ARTICLE II


                          PURCHASE AND SALE OF ASSETS

     2.1  Purchase of Assets.  Upon the terms and subject to the conditions
          ------------------
contained in this Agreement, at the Closing (as defined in Section 2.7 below), the Company shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from the Company, all of the Company's assets of every kind and description (other than those assets included in the Retained Assets as defined in Section 2.2 below) (the "Transferred Assets"), and subject only to the liabilities and obligations of the Company which are defined in
Section 2.3 (the "Assumed Liabilities"). The Transferred Assets include, without limitation, the following assets and properties (other than those assets included in the Retained Assets as defined in Section 2.2):

          (a) all machinery, equipment, fixtures and furniture, a complete listing of which is included herein on Schedule 2.1;

          (b) all rights and interests of the Company, to the extent they are transferable, in and to any contracts, including contracts for the purchase of materials, supplies and services and the sale of products and services, equipment leases, and any other contract of the Company, including, without limitation, those listed on Schedule 3.10 attached hereto, however specifically excluding those identified on Schedule 3.10 not to be transferred;

          (c) originals of license agreements, trademark applications and software code and copies of all of the Company's other books, records and data relating to the Transferred Assets (the "Company Books and Records");

          (d) all of the Company's goodwill, dealer and customer lists and all other sales and marketing information, and all know-how, technology, drawings, engineering specifications, bills of materials, software and other intangible assets of the Company;

          (e) all of the Company's interest in patents, patent applications, proprietary designs, copyrights, and all patents, proprietary designs, copyrights, trademarks, tradenames (including, without limitations, the name "ONEWORLD SYSTEMS" and all variations thereof), and together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

          (f) all permits, licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies that are held by the Company to the extent the same are transferable;

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          (g)  all present and future insurance proceeds which may be payable under the Company's insurance policies to the extent that such proceeds relate to the future loss of asset value of the Purchased Assets;

          (h) except for Retained Assets described in Section 2.2 below, all other items of property, real or personal, tangible or intangible, including, without limitation, all restrictive and negative covenant agreements with employees and others, including, without limitation, nondisclosure agreements, computer programs, tapes, discs and timesharing files, owned, used by or accruing to the benefit of the Company;

          (i) the "oneworldsystems.com" domain name used in the operation of the Company's business; and

          (j)  the capital stock of OneWorld Services, Inc.

     2.2  Retained Assets.  The Company will retain ownership of the assets of
          ---------------
the Company listed on Schedule 2.2 attached hereto (collectively, the "Retained Assets").

     2.3  Assumed Liabilities.  The Buyer shall assume and agree to pay, perform
          -------------------
and discharge only the Assumed Liabilities, and will pay, perform and discharge the Assumed Liabilities as they become due. The Assumed Liabilities shall consist of only those liabilities of the Company listed on Schedule 2.3 attached hereto or otherwise specifically provided for in this Agreement.

     2.4  Retained Liabilities.  The liabilities and obligations which shall be
          --------------------
retained by the Company (the "Retained Liabilities") shall consist of all liabilities of the Company other than Assumed Liabilities, including, without limitation, the following:

          (a) all liabilities of the Company relating to indebtedness for borrowed money;

          (b) all liabilities of the Company for federal, state, local or foreign Taxes, including Taxes incurred in respect of or measured by the income of the Company earned on or realized prior to the Closing Date, including any gain and income from the sale of the Assets and other transactions contemplated herein, excluding those incurred by Buyer in connection with this transaction;

          (c) all liabilities for all environmental, ecological, health or safety claims to the extent arising out of the operation of the Company on or before the Closing Date;

          (d) any liability of the Company based on its tortious or illegal conduct;

          (e) all warranty liabilities for products of the Company sold prior to the Closing;

          (f) any liability or obligation incurred by the Company in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal,

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accounting, brokers', finders' and other professional fees and expenses other than through Buyer's breach of this Agreement;

          (g) all liabilities incurred by the Company after the Closing Date other than through Buyer's breach of this Agreement (except to the extent such liability is specifically assumed by Buyer); and

          (h) all liabilities or obligations associated with the employees of the Company, including but not limited to any liability or obligation under or with respect to any collective bargaining agreement, accrued paid time off
(PTO), 401K plan, employment agreement, any plan, unemployment or workers' compensation laws, sales commissions (other than on orders shipped and billed after the Closing Date) unless specifically provided for elsewhere in this Agreement.

     2.5  Purchase Price.  Upon the terms and subject to the conditions
          --------------
contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company contained herein, and in consideration of the sale, assignment, transfer and delivery of the Transferred Assets, Buyer will assume the Assumed Liabilities and will pay an aggregate purchase price of $2.33 million (the "Purchase Price"), payable in the following manner:

          (a) At the Closing, Buyer shall pay the Company up to $580,000 (which shall be indicated in a written notice to Buyer at least two days prior to the Closing) in cash by wire transfer of immediately available funds to an account designated by the Company; and

          (b) shares of Buyer's common stock comprising the balance of such $2.33 million amount, with such shares having an assigned value of $44.4125 per share.

     2.6  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among the Transferred Assets received from the Company in a manner that is mutually agreed upon by the parties prior to the Closing. The Company and Buyer shall be bound by such allocation for all purposes and to account for and report the purchase and sale contemplated hereby for all financial, accounting and Tax purposes in accordance with such allocation.

     2.7  Time and Place of Closing.  The closing of the transactions described
          -------------------------
above (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. (local time) on the third business day following the satisfaction of the conditions to closing as provided in this Agreement, but in no event later than May 30, 2000, or at such other place or time as the parties hereto may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     2.8  Execution and Delivery of Documents of Title by the Company; Further
          --------------------------------------------------------------------
Assurances.  At the Closing, the Company shall execute and deliver to Buyer the
----------
Bill of Sale attached hereto as Exhibit A and such deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request to effect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to Buyer good and merchantable title in all of the Transferred Assets. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as

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Buyer may reasonably request in order more effectively to sell, transfer and convey the Transferred Assets to Buyer and to place Buyer in position to operate and control all of the Transferred Assets, provided however that it shall be Buyer's responsibility to secure the assignment of all Transferred Assets for which a consent of transfer is required.

     2.9  Execution and Delivery of Documents by Buyer; Further Assurances.  At
          ----------------------------------------------------------------
the Closing, Buyer shall execute and deliver to the Company an Instrument of Assumption in the form attached hereto as Exhibit B and such other documents as the Company may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities. Buyer will, from time to time after the Closing Date, take such additional action and deliver such further documents as the Company may reasonably request to assume the Assumed Liabilities.

                                  ARTICLE III


                        REPRESENTATIONS AND WARRANTIES

                                OF THE COMPANY

          The Company hereby represents and warrants to Buyer as follows:

     3.1  Organization and Qualification.  The Company is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. The copies of the Company's Charter and ByLaws, as amended to date, which have been delivered to Buyer's counsel prior to the Closing, are true, complete and correct. Except as set forth on Schedule 3.1 attached hereto, the Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification, except where such qualification to do business or be in good standing would not have a Material Adverse Effect on the Company.

     3.2  Authority; No Violation.  The Company has all requisite corporate
          -----------------------
power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and approved by all necessary corporate action. This Agreement constitutes the legal and binding obligation of the Company, enforceable against it in accordance with its terms. Except as set forth on Schedule 3.2, the entering into of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby, including specifically the transfer of the Transferred Assets to Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws, (b) the Company's respective Charter or ByLaws, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company under any Lien, contract, agreement, license, lease, instrument, indenture, order,

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arbitration award, judgment, or decree to which the Company is a party or by which any of them is bound, or to which any property of the Company is subject.

     3.3  SEC Reports and Financial Statements.  Since March 31, 1999, the
          ------------------------------------
Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act and the Exchange Act (the "SEC Reports"), and all of such filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company's SEC Reports contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. Attached hereto as Schedule 3.3 are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of operations, changes in owners' equity and consolidated statements of cash flow as of and for the fiscal year ended March 31, 1999; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine (9) months ended December 31, 1999, for the Company. The Financial Statements are (i) true, correct and complete, (ii) are prepared in accordance with GAAP, and (iii) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby.

     3.4  Absence of Undisclosed Liabilities.  Except as set forth in Schedule
          ----------------------------------
3.4 attached hereto, there are no material liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), except for liabilities which have arisen in the ordinary course of business of the Company since the date of the Most Recent Financial Statements.

     3.5  Title to the Transferred Assets.  Schedule 3.5 lists all Liens, if
          -------------------------------
any, on the Purchased Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens, and free of any infractions or noncompliance with zoning and building laws (collectively, "Defects") and the sale and delivery of the Transferred Assets to Buyer pursuant hereto shall vest in Buyer good and marketable title thereto, free and clear of any and all Liens or Defects, other than as disclosed in Schedule 3.5 hereto or as may be created by Buyer. The Company shall prior to the Closing use their commercially reasonable efforts to cure at their expense any Defect identified by Buyer.

     3.6  Sufficiency and Condition of Assets.
          -----------------------------------

          (a) All tangible properties and assets that have an assigned value owned or leased by the Company and contained in the Transferred Assets are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and to the Knowledge of the Company, conform with all applicable laws, statutes, ordinances, rules and regulations, other than as disclosed on Schedule 3.6. Since December 21, 1999, the Company has not sold, leased or otherwise disposed of or agreed (other than pursuant to this Agreement) to sell, lease or otherwise dispose of any of the Transferred Assets.

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          (b)  The Company shall have on the date of any liquidation or dissolution of the Company sufficient assets to pay its obligations and to cease operations and liquidate or dissolve in an orderly manner.

     3.7  Accounts Receivable.  Except as set forth in Schedule 3.7 attached
          -------------------
hereto, the Company does not have any accounts receivable or loans or notes receivable to be assigned to the Buyer pursuant to this Agreement.

     3.8  Inventories.  The Company is not transferring any Inventory to Buyer.
          -----------

     3.9  Intellectual Property.  All patents, patent applications, proprietary
          ---------------------
designs, copy-righted works, trademarks and tradenames which are owned by or licensed to the Company are listed in Schedule 3.9 attached hereto (the "Company Intellectual Property"), which indicates with respect to each the nature of the Company's interest. Except as set forth on Schedule 3.9, all of the Company's patents filed in or issued by the United States Patent Office or the corresponding offices of other countries identified in Schedule 3.9, and have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and each such country. Except as set forth on
Schedule 3.9, those copyrighted works for which copyright registration has been secured with the U.S. Register of Copyright or corresponding offices in other countries are set forth in Schedule 3.9, which indicates the registration number and date of registration of each such registered work. Except as set forth in
Schedule 3.9, each such registration has been secured and maintained in accordance with all applicable laws and regulations in the United States and each such country. Except as set forth in Schedule 3.9, the Company's use of the Company Intellectual Property does not require the consent of any other Person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by the Company, free and clear of any Liens. Except as set forth in Schedule 3.9, (a) no other Person has an interest in or right or license to use, or the right to license any other Person to use, any of the Company Intellectual Property, (b) except as set forth on Schedule 3.9, there are no claims or demands of any other Person pertaining thereto and no proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the Company's rights in respect thereof,
(c) to the Knowledge of the Company, none of the Company Intellectual Property is being infringed by another Person or is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, (d) no Claim has been made or to the Knowledge of the Company is threatened charging the Company with infringement of any adversely held patent, copyright, tradename or trademark and (e) to the Knowledge of the Company, there does not exist (i) any unexpired patent with claims which are or would be infringed by products of the Company or any Subsidiary of the Company or by apparatus, methods or designs employed by it in manufacturing such products or (ii) any patent or application therefor or invention which would materially adversely affect the Company's or any Subsidiary's ability to manufacture, use or sell any such product, apparatus, method or design.

     3.10  Contracts.  Except for contracts, commitments, leases, licenses,
           ---------
plans and agreements described in Schedule 3.10 attached hereto (the "Company Contracts"), pursuant to the terms of this Agreement, Buyer will not assume or otherwise become subject to any such contract or agreement, including without limitation:

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          (a)  any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like relating to the Transferred Employees, or any contract or agreement with any labor union;

          (b) any employment or consulting contract or contract for personal services relating to Transferred Employees not terminable at will by the Company without penalty to the Company;

          (c) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service;

          (d) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business;

          (e) any contract or agreement for the sale of any commodity, product, material, equipment, or other personal property, or the furnishing by the Buyer of any service;

          (f)  any supplier contract or agreement;

          (g) any contract or agreement with any sales agent, distributor or OEM of products of the Company;

          (h) any contract or agreement concerning a partnership or joint venture with one or more Persons;

          (i) any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Buyer's freedom to compete in any line of business or in any location or with any Person;

          (j)  any license agreement (as licensor or licensee);

          (k) any contract or agreement with any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them;

          (l) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or Indebtedness to any Person; or

          (m) any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person; or

          (n) any contract pursuant to which Buyer would become obligated to provide warranty services to customers of the company.

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          (o)  Copies of all Company Contracts have been provided or made available to Buyer or its counsel prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in Schedule 3.10 or as indicated in the provided copies. Except as listed and described in Schedule 3.10, each of the Company Contracts is in full force and effect, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. The Company is not, and to the Knowledge of the Company, no other Person, is in material default under any such Company Contract (a "default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default).

     3.11 Compliance with Laws.
          --------------------

          (a) Except as disclosed in Schedule 3.11, the Company has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct its business and to occupy and use its real and personal properties without incurring any material liability ("Necessary Permits"). No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to Buyer of such Necessary Permits. The Company is in full compliance with the terms and conditions of all Necessary Permits except where the failure to be in compliance would not have a Material Adverse Effect.

          (b) Except as disclosed in Schedule 3.11, the Company has conducted and is conducting its business in material compliance with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights). The Company is not now charged with, and to the Knowledge of the Company, is not now under investigation with respect to, any possible violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the Transferred Assets and the Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority. The Company shall promptly inform Buyer of any notice relating to the foregoing received after the date hereof and on or prior to the Closing Date.

     3.12 Taxes.  Except as disclosed in Schedule 3.12,
          -----

          (a) to the extent a failure to do so would adversely impact Buyer, the Transferred Assets or Buyer's use of such Transferred Assets, (i) the Company has timely filed within the time period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates ("Returns") which it is required to file relating or pertaining to any and all taxes attributable to or levied upon the Transferred Assets and (ii) paid any and all taxes it is required to pay in connection with the taxable periods to which such Returns relate. There are (and immediately following the Closing there will be) no liens or similar encumbrances on the Transferred Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. To the Knowledge of the Company, there is no basis for the assertion of any claims which, if adversely determined, would result in a Lien on the Transferred Assets or otherwise adversely effect Buyer or the Transferred Assets; and

          (b) to the extent relevant to the Transferred Assets, the Company shall (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and (ii) retain and provide Buyer with copies of or access to all records or other information that may be relevant to the preparation of any tax Returns, or the conduct of any audit or examination, or other tax proceeding. The Company shall retain all relevant documents, including prior year's tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

     3.13  Employees.  Prior to the date hereof, the Company has set forth
           ---------
a true and complete list of (a) all officers (with office held) of the Company who are contemplated to be transferred, (b) all consultants and independent contractors retained by the Company currently or during the last fiscal year who are contemplated to be transferred and (c) all employees of the Company and OneWorld Sub with who are contemplated to be transferred, including each such employee's job title, remuneration and duration of employment period, who are currently employed by the Company's OneWorld Services, Inc. subsidiary, each, a "Transferred Employee". The Company and OneWorld Sub have complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the witholding and payment of social security and other taxes. Except as disclosed in Schedule 3.13, neither the Company nor OneWorld Sub is a party to any written or oral employment, consulting, service, severance or pension agreement to which the Buyer will become subject. Neither the Company nor OneWorld Sub is a party to, and none of their respective employees are subject to, any collective bargaining agreement or other union contract. The Company and OneWorld Sub enjoy good relations with its employees and there is no pending or, to the Knowledge of the Company, threatened labor trouble with or effort to organize any of its employees, and there has been no such labor trouble or, to the Knowledge of the Company, effort to organize during the past five (5) years.

     3.14  Litigation.  Except as disclosed on Schedule 3.14 attached hereto,
           ----------
(a) there is no Claim pending or, to the Knowledge of the Company, threatened (or, to the knowledge of the Company, any facts which could lead to such a claim) by, against, affecting or regarding the Company or the Transferred Assets at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Company or the Transferred Assets.

     3.15  Company Products.  Each product manufactured, sold, leased,
           ----------------
distributed or delivered by the Company ("Company Products") has been in conformity with all applicable contractual commitments and all applicable express and implied service and product warranties. There are no existing or, to the Knowledge of the Company, threatened Claims that would be assumed by the Buyer for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or any facts which, if discovered by a third party, would support such a Claim; and there is no Claim that would be assumed by the Buyer has been asserted against the Company for renegotiation or price redetermination with respect to any transaction, and there are no facts upon which any such Claim could be based other than through the ordinary course of business. Except as set forth on Schedule 3.15, there are no statements, citations or decisions by any governmental or regulatory body or agency that any Company Product is defective or fails to meet any standards promulgated by any such governmental or regulatory body or agency. There have been no recalls ordered by any such governmental or regulatory body or agency with respect to any Company Product.

     3.16  Brokers.  None of the Company, its Subsidiaries, or anyone acting on
           -------
their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Transferred Assets or the transactions contemplated by this Agreement.

     3.17  Copies of Documents.  The Company Books and Records are true, correct
           -------------------
and complete. The Company has made available for inspection and copying by Buyer and its counsel true, correct and complete copies of all documents referred to in this Article III or in the Schedules delivered to Buyer pursuant to this Agreement.

     3.18  Disclosure of Material Information.  Neither this Agreement
           ----------------------------------
(including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, when all such documents are read together, with respect to the Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The representations and warranties contained in this Article are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by the Company to the Buyer.

     3.19  Board Recommendation.  The Board of Directors of the Company, at a
           --------------------
meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of the Company's Common Stock approve this Agreement and the transactions contemplated hereby.

     3.20  Required Company Vote.  The affirmative vote of a majority of the
           ---------------------
shares of the Company's Common Stock and Preferred Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby.

     3.21  OneWorld Sub.
           ------------

          (a) OneWorld Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. OneWorld Sub is duly authorized to conduct business and is in good standing in the state of Delaware. OneWorld Sub has full power and authority, and holds all permits and authorizations necessary to carry on its business and to own and use its assets and properties owned and used by OneWorld Sub. OneWorld Sub has delivered to Buyer correct and complete copies of its charter documents and organizational documents, each as amended to date.

          (b) The authorized capital stock of OneWorld Sub consists of one hundred (100) shares of common stock, par value $0.01 per share (the "OneWorld Sub Stock"), of which one hundred (100) shares are issued and outstanding as of the date hereof, no shares in treasury, and no shares of Preferred Stock. No shares of the Company's capital stock have been issued since December 20, 1999. The OneWorld Sub Stock is duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities convertible or exchangeable for, any capital stock of the OneWorld Sub.

          (c) The Company owns beneficially and of record all of the issued and outstanding shares of the OneWorld Sub Stock, free and clear of all Liens, and has good and valid title to such shares. The delivery of the stock certificate representing the OneWorld Sub Stock owned by the Company will transfer to Buyer good and valid title thereto free and clear of all Liens.

          (d) OneWorld Sub has no liabilities, whether accrued, absolute, contingent or otherwise, other than with respect to the employment of the Transferred Employees or pursuant to the Services Agreement dated December 21, 1999 between OneWorld Sub and Buyer.

     3.22  Benefit Plans.  The Company does not (i) maintain or administer any
           -------------
benefit plans or (ii) have any severance or similar arrangements in respect of any present or former personnel that would result in any obligations (absolute or contingent) of Buyer to make any payment or be subject to any other obligations to the Company, any present or former personnel of the Company or any other third party upon the consummation of the transactions contemplated in this Agreement, following the termination of such personnel's employment by the Company or the employment of any such personnel by Buyer after the Closing.

     3.23  Proprietary Information of Third Parties.  To the Knowledge of the
           ----------------------------------------
Company, no third party has claimed that any person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the Knowledge of the Company, no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company.

      3.24  Third Party Consent.  No consent, approval or authorization of any
            -------------------
third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Schedule 3.24.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to the Company as follows:

     4.1  Organization and Qualification.  Buyer is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, use and lease their properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted. The copies of the Buyer's Charter and ByLaw, as amended to date, which have been delivered to the Company's counsel prior to the Closing, are true, complete and correct. Except as set forth on Schedule 4.1 attached hereto, the Buyer is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification, except where such qualification to do business or be in good standing would not have a Material Adverse Effect on Buyer.

     4.2  Authority; No Violation.  Buyer has all requisite corporate power and
          -----------------------
authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer have been duly and validly authorized and approved by all necessary corporate action. This Agreement constitutes the legal and binding obligation of the Buyer, enforceable against it in accordance with its terms. To the best knowledge of the Buyer, the entering into of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby, including specifically the transfer of the Transferred Assets to Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws, (b) the Buyer's Charter or ByLaws, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer, any subsidiary of the Buyer under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound, or to which any property of the Buyer is subject.

     4.3  SEC Reports and Financial Statements.  Since its initial public
          ------------------------------------
offering, Buyer has filed all material forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act and the Exchange Act (the "SEC Reports"), and all of such filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

     4.4  Board Authorization.  The Board of Directors of the Buyer, at meetings
          -------------------
duly called and held, has approved this agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance of this Agreement in accordance with its terms. The Shares, when issued in accordance with this Agreement shall be fully paid, nonassessable and free of any Liens.

     4.5  Sole Representations and Warranties.  The representations and
          -----------------------------------
warranties contained in this Article IV are the only representations and warranties made by Buyer and Buyer in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by Buyer and Buyer to the Company.

                                   ARTICLE V

                                   COVENANTS

     5.1  Covenants of the Company.  The Company shall keep, perform and fully
          ------------------------
discharge the following covenants and agreements:

          (a)  Interim Conduct of Business.  Except as contemplated by the terms
          ---  ---------------------------
of this Agreement, from the date hereof until the Closing, the Company shall not:

               (i) except as contemplated hereby, enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 3.19), or increase any salary or other form of compensation payable or to become payable to any Transferred Employee;

               (ii) purchase, lease or otherwise acquire any real estate or any interest therein that would be assumed by the Buyer;

               (iii) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of the Transferred Assets;

               (iv) incur any liability, guaranty or obligation (fixed or contingent) that would be assumed by the Buyer;

               (v) place or permit to be placed any Lien on any of the Transferred Assets, other than statutory Liens arising in the ordinary course of business;

               (vi) make or authorize any amendments or changes to its Charter or ByLaws preventing the consummation or the transactions contemplated by this Agreement;

               (vii) make any investment in property, plant and equipment and other items of capital expenditure that would be transferred to the Buyer;

               (viii) fail to protect the character, quality and transferability of the Transferred Assets, including without limitation, the Intellectual Property, at the same level of care that the Company takes with its intellectual property.

          (b)  Access.  The Company shall, upon reasonable notice, give Buyer
               ------
and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish Buyer with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as Buyer may from time to time reasonably request. It being understood and agreed by Buyer that any such request for information relates solely to the Transferred Assets or the Assumed Liabilities, and the Company's ability to transfer the same.

          (c)  Transfer of Necessary Permits. From and after the date hereof
               -----------------------------
through to the Closing Date and following the Closing, the Company assist with the transfer to Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Company's business as presently conducted, to the extent the same are by their terms transferable.

          (d)  Satisfaction of Conditions.  The Company shall use its
               --------------------------
commercially reasonable efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 herein on or prior to the Closing Date.

     5.2  Covenants of the Company and Buyer.  The Company shall keep, perform
          ----------------------------------
and fully discharge the following covenants and agreements:

          (a) Confidentiality. The Buyer, and the Company (individually, a "Party", and collectively, the "Parties") have and will request certain written and verbal information that is material and confidential in nature (the "Information") relating to a possible purchase of the Transferred Assets (such purchase to be referred to herein as the "Transaction"). For purposes of this Asset Purchase Agreement, the term Information shall include all information relating to the Transaction that has been received as of the date of this Asset Purchase Agreement and any additional information that may be received in the future from or between the Parties in conjunction with their evaluation of the Transaction. In consideration of the Parties being furnished with the
Information:

               (i) The Parties agree that the Information will be kept confidential and will not, without the other's prior written consent, be disclosed by the Parties or the Parties' representatives (which term shall mean, for all purposes herein, Parties' directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, lenders and financial advisors), in any manner whatsoever, in whole or in part, and will not be used by the Parties or the Parties' representatives directly or indirectly for any purpose other than for the sole purpose of evaluating the Transaction. The Parties agree to transmit the Information only to those representatives who need to know the Information for the purpose of evaluating the Transaction, who are informed by the Parties of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. The Parties will be responsible for any breach of this Agreement by the Parties representatives.

               (ii) Without the other Party's prior written consent, the Parties and their representatives will not disclose to any other person the fact that the Information has been made available, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof, except as permitted by Subparagraph "v" hereof.

               (iii) The Information and all copies thereof will be returned promptly to the other Party's attention in the event that the such other Party makes such a request or if the contemplated Transaction shall not be consummated, and neither Party nor any representative will make or retain any copies, extracts or other reproductions, in whole or in part, of the Information.

               (iv) This Section shall be inoperative as to such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by a Party or its representatives; (ii) become available to a Party on a non-confidential basis from a source other than the other Party; or (iii) was known to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party.

               (v) In the event that a Party or anyone to whom a Party transmits the Information pursuant to this Agreement is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, including regulatory inquiries) to disclose any of the Information, such Party will provide the other Party with prompt prior written notice so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or such other Party waives compliance with Paragraph 5.2(e)(ii) of this Agreement, the Party will furnish only that portion of the Information that is legally required (which determination may be based upon advice of outside legal counsel) and will exercise all reasonable means to obtain reliable assurance that confidential treatment will be accorded the Information.

               (vi) It is agreed and understood that in the event of any breach or threatened breach thereof by a Party, such other Party shall, in addition to any other remedies which may be available, be entitled to injunctive and other equitable relief in any court of competent jurisdiction.

               (vii) It is understood and agreed that no failure or delay by the a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder.

               (viii) If any provision of this Section shall be determined to be void or unenforceable, the remaining provisions of this Section shall nonetheless constitute valid and enforceable obligations of the parties hereto.

               (ix) Any consent or waiver of compliance with any provision hereof shall be effective only if in writing, and no such consent or waiver shall be deemed to extend beyond the particular subject thereof.

          (b)  Exclusive Dealings.  Subject to the provisions of Section 7.1,
               ------------------
the Company, on its own behalf and on behalf of its shareholders, agrees that, in consideration of Buyer undertaking to prepare the necessary legal documentation to evidence the contemplated transaction, the Company will not engage in discussions or negotiations of any level with any other person or entity regarding the sale of the Transferred Assets prior to the termination of this Agreement. Notwithstanding the foregoing, the Company shall be entitled to entertain, discuss and negotiate with any third party that provides an unsolicited offer for the sale of the Company, Transferred Assets that is potentially superior to the terms of this Agreement in satisfaction of its fiduciary obligations to the Company's Stockholders, as advised by its independent legal counsel.

     5.3  Preparation of Proxy Statement; Stockholder Meeting.
          ---------------------------------------------------

          (a) Promptly following the date of this Agreement (and in no event later than ten business days following execution and delivery of this Agreement), the Company (i) shall prepare a proxy statement (the "Proxy Statement") and other materials relating to the solicitation of the vote of a majority of the issued and outstanding shares of the Company's common stock, ("Common Stock"), in favor of this Agreement and the consummation of the transactions contemplated hereby and (ii) shall file preliminary proxy materials with the Securities and Exchange Commission ("SEC"). The Company shall use its commercially reasonable efforts as promptly as practicable to respond to and resolve any comments raised by the SEC with respect to such materials. The Company will use its commercially reasonable efforts to cause the Proxy Statement and other materials to be mailed to the Company's stockholders as promptly as practicable and in any event no later than the eleventh (11th) calendar day following clearance by the SEC for distribution.

          (b) The Company will immediately notify the Buyer of (i) the receipt of any comments from the SEC regarding the Proxy Statement and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall be given a reasonable opportunity to review and comment on (1) all filings with the SEC, including the Proxy Statement and any amendments thereto, (2) all correspondence from the SEC to the Company in respect of the Proxy Statement, this Agreement and the transactions contemplated hereby, and (3) all mailings to the Company's stockholders in connection with the transactions contemplated hereby, including the Proxy Statement, prior to the filing or mailing thereof. The Company shall use its commercially reasonable efforts to reflect all reasonable comments raised by Buyer in respect of any of the foregoing.

          (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Buyer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters. Subject to obtaining the approval by the SEC of the Proxy Statement and other proxy materials, the Company will use its commercially reasonable efforts to hold the Stockholders' Meeting as soon as practicable after the date hereof.

     5.4  Covenants of Buyer.  Buyer shall use its commercially reasonable
          ------------------
efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.2 herein on or prior to the Closing Date.

     5.5  Covenants of Buyer and the Company.  The parties hereto hereby agree
          ----------------------------------
to keep, perform and fully discharge the following covenants and agreements:

          (a) Waiver of Compliance with the Bulk Sales Act. In connection with the transactions contemplated hereby, the parties shall waive compliance with the provisions of Article 6 of the Uniform Commercial Code Bulk Transfers and the Bulk Sales Act and any other applicable United States, state or provincial bulk sales act or statute ("Bulk Sales Acts"); provided, however, the Company shall be indemnify Buyer for any and all Losses incurred by Buyer arising from the Company's failure to comply with the Bulk Sales Act.

          (b)  Employees.
               ---------

               (i) Provided that each of the Transferred Employees has entered into an employment relationship with Buyer prior to signing of this Agreement, the form of which having been previously provided to the Company, Buyer agrees to assume the employment of, and preserve the tenure and continuity of employment of, the Transferred Employees; provided, however, that nothing contained herein shall be construed to create any third party beneficiaries and in any event such employee relationship shall be governed by the terms of any offer letters or employment agreements between Buyer and the Transferred Employees. The employment relationship between the Buyer and the non-engineer Transferred Employees will be on an at-will basis pursuant to an offer letter mutually agreeable to the parties thereto and the Buyer does not warrant any term of longevity of such employment nor the terms and conditions of such employment. The employment relationship between Buyer and the engineer Transferred Employees so hired will be pursuant to employment agreements in the form mutually agreeable to the parties thereto. The Company shall be solely responsible for any employment benefits, including pension or profit sharing, medical insurance and accrued vacation due by the Company to such employees. Subject to the terms of any such offer letter or employment agreement, the Transferred Employees shall be entitled to participate in Buyer's employment benefit plans, including its stock option or stock purchase plans, as such plans are determined and directed by the Buyer's Board of Directors and shall be required to execute Buyer's standard form of confidentiality and nondisclosure agreement. Selected Transferred Employees of the Company retained by Buyer will be provided with retention incentives as determined by the Buyer.

               (ii) As to any such Transferred Employee who is employed by Buyer pursuant to this Section 5.5(b), the Company agrees to cause the release of such employee from any contractual provision with the Company, or any affiliate of the Company which would impair the utility of such employee's services to Buyer, or that would impose upon such employee any monetary or other obligation to the Company that otherwise would be occasioned by the termination of such employee's employment or any agreement of non-competition or confidentiality. Notwithstanding the foregoing, nothing contained herein shall prevent the

Company from seeking redress from such employees for violations of such employees' duties as an employee of the Company.

          (c) COBRA. The Company shall be responsible for any group health plan continuation or conversion coverage required under section 4980B of the Code, Part 6 of Title I or ERISA, or applicable State or local laws ("Required COBRA Coverage") with respect to the Transferred Employees due to a qualifying event occurring on or before the Closing Date. The Buyer shall be responsible for any Required COBRA Coverage with respect to the Transferred Employees due to a qualifying event occurring after the Closing Date.

          (d) Distributions from Plans. Except where prohibited by applicable law (including but not limited to section 401(k)(2)(B)(i) of the Code), the Company shall distribute to the Transferred Employees their accrued benefits under the Plans (subject, however, to any vesting schedule not otherwise accelerated by applicable law or any term of the Plan), including but not limited to accrued vacation, bonus, and sick pay (but determined without regard to any last day of the plan year employment requirement or any other similar condition). Such distributions shall be made in the manner and at the time as prescribed by the terms of the Plan and applicable law.

                                  ARTICLE VI

                              CLOSING CONDITIONS

     6.1  Conditions to Obligations of Buyer.  The obligations of Buyer to
          ----------------------------------
consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a)  Representations, Warranties and Covenants.  Each of the
               -----------------------------------------
representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at the Closing Date. The Company shall have performed, on or before the Closing Date, all of its respective obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and the Company shall have delivered to Buyer an Officer's Certificate dated the Closing Date of the Company to such effect.

          (b)  No Pending Action.  No legislation, order, rule, ruling or
               -----------------
regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of Buyer could materially prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Transferred Assets) or result in a Material Adverse Effect

          (c)  Purchase Permitted by Applicable Laws; Legal Investment. Buyer's
               -------------------------------------------------------
purchase of and payment for the Transferred Assets (a) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (b) shall not constitute a fraudulent or voidable conveyance under any applicable law and (c) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Buyer is subject.

          (d)  Proceedings Satisfactory.  All proceedings taken in connection
               ------------------------
with the purchase and sale of the Transferred Assets, the transactions contemplated by Section 6.1(o) hereof, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Buyer. Buyer and its counsel shall have received copies of such documents and papers as Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Buyer. Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to Buyer.

          (e)  Consents Permits.  The Company shall have received (and there
               ----------------
shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Transferred Assets.

          (f)  Corporate Documents.  The Company shall have delivered to Buyer
               -------------------
an Officer's Certificate of the Secretary of the Company certifying (A) the incumbency and genuineness of signatures of all officers of the Company executing this Agreement, any document delivered by the Company at the Closing and any other document, instrument or agreement executed in connection herewith,
(B) the truth and correctness of resolutions of the Company authorizing the entry by the Company into this Agreement and the transactions contemplated hereby.

          (g)  Transfer of Necessary Permits.  All of the Necessary Permits
               -----------------------------
shall have been transferred, to the extent transferable, to Buyer on or before the Closing Date.

          (h)  Transfer of Transferred Assets.  All of the Transferred Assets
               ------------------------------
shall have been effectively sold, transferred, conveyed and assigned to Buyer, free and clear of all Liens, and all of the deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents referenced in Section 3.2 shall have been executed, delivered and, if appropriate, filed or recorded

     6.2  Conditions to Obligations of the Company.  The obligations of the
          ----------------------------------------
Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a)  Representations and Warranties.  Each of the representations and
               ------------------------------
warranties of Buyer and Buyer in this Agreement shall remain true and correct in all material respects at the Closing Date, and Buyer shall, on or before the Closing Date, have performed all of its obligations under this Agreement and the Other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and Buyer shall have delivered an Officer's Certificate to the Company dated the Closing Date to such effect.

          (b)  No Pending Action.  No legislation, order, rule, ruling or
               -----------------
regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by the Company on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Transferred Assets) or result in a Material Adverse Effect.

          (c)  Corporate Documents.  Buyer shall have delivered respectively to
               -------------------
the Company:

               (i) an Officer's Certificate of the Secretary of such party certifying (A) the incumbency and genuineness of signatures of all officers of Buyer executing this Agreement, any document delivered by Buyer at the Closing and any other document, instrument or agreement executed in connection herewith,
(B) the truth and correctness of resolutions of Buyer authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby and (C) the truth, correctness and completeness of the ByLaws of Buyer; and

               (ii) the Charter of Buyer certified as of a recent date by the Secretary of State of the State of Delaware.

          (d) Purchase Permitted by Applicable Laws; Legal Investment. The Buyer's purchase of and payment for the Transferred Assets (a) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (b) shall not constitute a fraudulent or voidable conveyance under any applicable law and (c) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which the Buyer is subject.

          (e) License Agreement. The Company and Buyer shall have entered into a license agreement in substantially the form of Exhibit __ attached hereto.

          (f) Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Transferred Assets, the transactions contemplated by Section 6.1(o) hereof, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Company. The Company and its counsel shall have received copies of such documents and papers as the Company or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Company. Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Company in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Company.

                                  ARTICLE VII

                                  TERMINATION

     7.1  Termination of Agreement.  This Agreement and the transactions
          ------------------------
contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

          (a)  Mutual Consent.  By mutual written consent of Buyer and the
               --------------
Company;

          (b)  Court Order.  By Buyer, or the Company if any court of competent
               -----------
jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c)  Failure to Close By May 30, 2000.  By Buyer or the Company if the
               --------------------------------
transactions contemplated hereby shall not have been consummated on or before May 30, 2000 provided, however, that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before such date;

          (d)  Termination by Company.  By the Company upon notice to Buyer at
               ----------------------
any time prior to May 30, 2000 if (i) a condition to the performance of the Company set forth in Section 6.2 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a material default under or a material breach of this Agreement shall be made by Buyer and such default or breach shall not be curable prior to May 30, 2000; or

          (e)  Termination by Buyer.  By Buyer by notice to the Company at any
               --------------------
time prior to May 30, 2000, if (i) a condition to the performance of Buyer set forth in Section 6.1 hereof shall not be fulfilled at the time specified for the fulfillment thereof; (ii) a material default under or a material breach of this Agreement shall be made by the Company, and such default or breach shall not be curable prior to May 30, 2000;

          (f)  Termination by Buyer and/or the Company.  By Buyer or the Company
               ---------------------------------------
by notice to the other party if the Company enters into any agreement with a third party that would have a Material Adverse Effect on the Company's ability to perform its obligations hereunder with respect to any of the following involving the Company and/or its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving the sale of the Company, the Business or Transferred Assets ; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Company, the Business or the Transferred Assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement by the Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     7.2  Effect of Termination and Right to Proceed.   If this Agreement is
          ------------------------------------------
terminated pursuant to this Article VII, then except as provided below, all further obligations of Buyer and the Company under this Agreement shall terminate without further liability of Buyer or any Affiliate thereof to the Company or to Buyer or any Affiliate thereof, except with respect to the obligations set forth in Sections 5.2 and 7.1, and except, in the case of termination pursuant to Section 7.1(d) or Section 7.1(e) as to liability for misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising to the date of termination. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Sections 6.1 or 6.2 hereof have not been satisfied, Buyer, in addition to any other rights which it may have, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Company specified in Section 6.2 hereof have not been satisfied, the Company in addition to any other rights which may be available to them, shall have the right to waive their rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby.

     7.3  Penalties Upon Termination. In the event the Company consummates a
          --------------------------
merger or consolidation with any third party, the Company agrees that it shall, as promptly as possible and in any event no later than five (5) days following the closing of such merger or consolidation, pay to Buyer an amount equal to all amounts paid by Buyer to Company pursuant to Section 4 of that certain Services Agreement dated December 20, 1999 (the "Services Agreement"). In the event that Buyer voluntarily terminates this Agreement other than pursuant to Sections 7.1(e) or (f) above, it shall pay to the Company the lesser of (1) $100,000, or
(2) the actual expenses incurred by the Company for items identified on Schedule 2 of the Services Agreement from the date hereof through the date of such termination.

                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  Survival of Representations and Warranties.  The parties hereby
          ------------------------------------------
shorten the applicable period of limitation of claims made under representations and warranties, and for that purpose each and every such representation and warranty set forth in this Agreement (including the Officer's Certificates required by Sections 6.1 and 6.2 above), shall survive until the first anniversary of the Closing Date; provided, however, that nothing contained herein shall cause the delay in dissolution of the Company's business and such survival shall terminate upon the filing of a certificate of dissolution by the Company. From and after the applicable period of survival with respect to such respective representations and warranties of the Company and Buyer, none of the Company, or Buyer or any Affiliate of the Company or Buyer shall have any liability whatsoever with respect to any such representation or warranty, except for breaches as to which any party shall have notified the other party prior to such date. This Section 8.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     8.2   Indemnification by the Company.  The Company shall indemnify, defend
           ------------------------------
and hold the Buyer, its officers, directors, employees, consultants, owners, agents and Affiliates, harmless from and in respect of any and all Losses which are actually sustained or suffered by any of them arising out of or resulting from any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of the Company contained in this Agreement or any other Purchase Document and arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against the Company or Buyer or any of their Affiliates at any time before or after the Closing Date to the extent that such Losses (a) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of the Company, whether relating to or arising out of or in connection with occurrences before or after the Closing Date, (b) do not arise out of a breach or inaccuracy of the Buyer's representations and warranties in, or a breach or default by Buyer in the performance of any warranty, covenant under, undertaking or other agreement contained in this Agreement or any other Purchase Document, and (c) arise out of or in connection with matters disclosed in Schedule 3.9(1) attached hereto (the "Losses").

     8.3  Indemnification by Buyer.  Buyer shall indemnify, defend and hold the
          ------------------------
Company, its respective officers, directors, employees, consultants, owners, agents and Affiliates, harmless from and in respect of any and all Losses which are actually sustained or suffered by any of them arising out of or resulting from any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of Buyer contained in this Agreement or any other Purchase Document to the extent that such Losses do not arise out of a breach or inaccuracy of the Company's representations and warranties in, or a breach or default in the performance of any warranty, covenant under, undertaking or other agreement contained in this Agreement or any other Purchase.

     8.4  Minimum Indemnification; Materiality.  Notwithstanding anything to the
          ------------------------------------
contrary contained herein, no party hereto shall be entitled to recover from any other party unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or breach of or default in the performance of any covenants, undertakings or other agreements, whether such claims are brought under this
Article VIII or otherwise, exceeds $50,000. Under no circumstances shall the Company be obligated to indemnify Buyer for Losses in excess of the Purchase Price received by the Company. Notwithstanding the foregoing, under no circumstances shall Buyer collectively be obligated to indemnify the Company for Losses in excess of the Purchase Price.

     8.5  Notice and Opportunity to Defend.  If there occurs an event that a
          --------------------------------
party asserts is an indemnifiable event pursuant to Section 8.2 or 8.3, the parties seeking indemnification shall promptly notify the other parties obligated to provide indemnification (collectively, the "Indemnifying Party"). If such event involves (a) any Claim or (b) the commencement of any action, suit or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such Claim or the commencement of such action, suit or proceeding, provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action, suit or proceeding shall be brought against any party seeking indemnification and it shall notify the

Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it desires to do so, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any attorneys' fees or any other expenses, in each case subsequently incurred by such party, in connection with the defense of such action, suit or proceeding. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action, suit or proceeding. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such action, suit or proceeding. In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent.

     8.6  Full Access .  The Company shall also give the Buyer full access to:
          -----------

               (i)  the premises occupied by the Company;

               (ii) the Company's books and records;

               (iii)  the Company's Seller's information systems; and

               (iv)  the Transferred Employees.

                            ARTICLE IX  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Fees and Expenses.  Each of the parties hereto will pay and discharge
          -----------------
its own expenses and fees in connection of with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

     9.2  Publicity and Disclosures.  Prior to the Closing, no press release or
          -------------------------
any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of the Company and Buyer other than compliance with the Securities Act disclosures and other regulatory bodies.

     9.3  Notices.  All notices, requests, demands, consents and communications
          -------
necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

          if to Buyer:

          Tut Systems, Inc.
          2495 Estand Way
          Pleasant Hill, Ca

          Attention:  Nelson Caldwell
          Facsimile:  (925) 682-4125
          with a copy to:

          Brobeck, Phleger & Harrison LLP
          550 West C Street, Suite 1200
          San Diego, CA 92101
          Attention:  Eddie Rodriguez, Esq.
          Facsimile:  (619) 699-0252

          if to the Company:

          One World Systems, Inc.
          1144 East Arques Avenue
          Sunnyvale, CA 94086
          Attention:  Neil Selvin
          Facsimile Transmission Number:  (408) 523-2019

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA  94304
          Attention:  Alan K. Austin
          Facsimile Transmission Number:  (650) 493-6811

          All such notices, requests, demands, consents and communications shall be deemed to have been duly given only when such notice, request, demand, consent or communication is delivered or, if sent by telecopier, when received.

     9.4  Successors and Assigns.  All covenants and agreements set forth in
          ----------------------
this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed.

     9.5  Descriptive Headings.  The headings of the sections and paragraphs of
          --------------------
this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     9.6  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     9.7  Severability.  In the event that any one or more of the provisions
          ------------
contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable.

     9.8   Attorneys' Fees.  In any action or proceeding brought to enforce any
           ---------------
provision of this Agreement or the other Purchase Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     9.9   Course of Dealing.  No course of dealing and no delay on the part of
           -----------------
any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     9.10  Third Parties.  Except as specifically set forth or referred to
           -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or any other Purchase Document.

     9.11  Tax Matters.
           -----------

           (a) The Buyer shall pay all use and transfer taxes associated with the transfer of the Transferred Assets.

           (b) The Company shall be responsible for and shall timely pay or cause to be paid any and all Taxes (other than Buyer's Taxes, as defined below) with respect to or relating to the Transferred Assets, whensoever arising, that are attributable to any taxable period ending on or prior to the Closing Date and, in the case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date ("the Company's Taxes"). Notwithstanding anything in this Agreement to the contrary, the Company's Taxes shall constitute a Retained Liability.

           (c) Buyer shall be responsible for and shall timely pay or cause to be paid any and all Taxes (other than the Company's Taxes) with respect to the Transferred Assets, whensoever arising, that are attributable to any taxable period commencing after the Closing Date and, in the case of a taxable period that includes, but does not end on, the Closing Date, the portion of such taxable period that begins on the day after the Closing Date ("Buyer's Taxes").

Notwithstanding anything in this Agreement to the contrary, Buyer's Taxes shall constitute an Assumed Liability.

           (d) The obligations of the Company set forth in the Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by Buyer until thirty (30) days after the expiration of the applicable statute of limitations governing the Taxes to which such obligations relate (after giving effect to any agreement extending or tolling such statute of limitations).

     9.12  Variations in Pronouns.  All pronouns and any variations thereof
           ----------------------
refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     9.13  WAIVER OF JURY TRIAL.  EACH OF BUYER AND THE COMPANY HEREBY EXPRESSLY
           --------------------
WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE TRANSFERRED ASSETS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE COMPANY AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAVIER IS IRREVOCABLE AND MAY ONLY BE MODIFIED EITHER ORALLY OR IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

     9.14  GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE
           -------------
RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 9.3 HEREOF, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AGREEMENT.

     9.15  Entire Agreement.  This Agreement, including the Schedules and
           ----------------
Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Buyer.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

                                          ONE WORLD SYSTEMS, INC.

                                          /s/ Neil Selvin
                                          -------------------------------
                                          President



                                          TUT SYSTEMS, INC.

                                          /s/ Nelson Caldwell
                                          -------------------------------
                                          Chief Financial Officer

TABLE OF SCHEDULES
------------------

                        TITLE
                        -----------------------------------
Schedule 2.1            Fixed Assets
Schedule 2.2            Retained Assets
Schedule 2.3            Assumed Liabilities
Schedule 3.1            Qualification
Schedule 3.2            No Violations
Schedule 3.3            OneWorld Financial Statements
Schedule 3.4            Liabilities
Schedule 3.5            Material Liens or Defects
Schedule 3.6            Assets; Condition
Schedule 3.7            Accounts Receivable
Schedule 3.8            Inventories
Schedule 3.9            Intellectual Property
Schedule 3.10           Contracts
Schedule 3.11           Necessary Permits
Schedule 3.12           Taxes
Schedule 3.13           Employee Agreements
Schedule 3.14           Litigation
Schedule 3.15           Warranty and other Claims
Schedule 4.1            Organization and Qualification

                                  EXHIBIT A
                                  ---------

                                Bill of Sale

                                  EXHIBIT B
                                  ---------

                 Form of Assigment and Assumption Agreement

                                  EXHIBIT C
                                  ---------

                          Form of License Agreement